EXHIBIT 10.2
------------


                            SEISMIC DATA ACQUISITION
                             AND FARM OUT AGREEMENT



         THIS AGREEMENT, made and entered into this ___ day of _______, 2007, by and between, NATIONAL GULF PRODUCTION, INC., of Giddings, Texas (hereinafter referred to as "NATIONAL") and TRANS ENERGY, INC., of St. Mary's, West Virginia (hereinafter referred to as "TRANS ENERGY"). WITNESSETH:

         WHEREAS, National has acquired a Farmout Agreement from Wevco Production, Inc. in and to the Oil and Gas Leases, covering the oil and gas in and under certain tracts of land, containing 3,120 acres, more or less, situated in Trego County, Kansas, described on Exhibit "A" attached hereto and made a part hereof; and,

         WHEREAS, National is willing to Farmout to Trans Energy 75 percent of its rights and interests with respect to the above described leases, and Trans Energy desires to acquire that 75 percent interest on the above leases, pursuant to the provisions contained herein.

         NOW THEREFORE, in consideration of the above premises and the mutual covenants and agreements set forth herein, National and Trans Energy agree as follows:

    1. National and Trans Energy will acquire 3-D Seismic Data on the above leases , in conjunction with the North Cedar Bluff Group Shoot that will commence early 2007 and each will pay its proportionate share of approximately $37,000 to $39,000 per square mile.

    2. Upon execution of this agreement, Trans Energy will pay its proportionate 75 percent of the farmout fee of $ 62.50 per acre on 3,120 acres or ( $195,000 * .75 = $ 146,250 ) plus its proportionate 75 percent of the approximate seismic acquisition, processing, and interpretation cost of $ 37,000 per square mile on 5 square miles or ( $ 185,000 * .75 = $ 138,750 ) or a total of $ 285,000.The final seismic cost will be adjusted when complete.

    3. The leases will have a reservation by Wevco, of an overriding royalty interest of 3.5 percent and the right, but not the obligation, to participate up to 25 percent at cost, in the wells drilled by National and Trans Energy. There will also be an overriding royalty interest of 1 percent to the Project Geophysicist and National will retain an overriding royalty interest of 2 percent, resulting in an 81 percent working interest.(87.5 - 6.5). National will also earn a 6.15 percent carried working interest.

    4. If Wevco elects to participate in the drilling of a well or wells, then the parties will pay and be entitled to receive as follows:

              Wevco                   National                        Trans Energy
              -----                   --------                        ------------
         Pay      .25                .25(.75) = .1875                 75(.75) = .5625

         Receive.25(.81) = .2025     1875+0615 =.249(.81)=.20169    501(.81) = .40581

5. Upon completion of each well capable of commercial production, Trans Energy shall be entitled to receive an Assignment of its proportionate share of the 20 acre producing unit, or other unit size as may be directed or allowed by the State. This assignment will be made without warranty of title, express or implied.

6. National and Trans Energy shall have 1 year from the date of this agreement to drill the first well and shall have an option for 6 months after completion of any well to drill another well until all drillable 20 acre units in the leases are drilled. In the event National and Trans Energy do not drill the first well within one year or do not drill subsequent wells within the prescribed six month periods, then this agreement terminates with respect to all undrilled areas, unless such failure to perform is due to an act of God, labor disputes, riots, or any other cause beyond the control of the parties, in which case the required time to perform would be extended for the period of the interruption.

7. Trans Energy shall be entitled to all data pertaining to the project area including, but not limited to, all seismic and geologic data, and logs and test results on the wells drilled on the leases.

8. National and Trans Energy shall enter into a mutually acceptable Participation and Operating Agreement whereby National will be the Operator and will drill and operate the wells that are drilled on the leases. The owners of a majority of the working interest, may, however, remove and replace National as Operator for negligence or willful misconduct.

9. Should National or Trans Energy desire to sell any of its interest in the wells drilled on the leases or its interest under this agreement to a third party, the selling party shall present the other party with the bona fide offer and the other party shall have the first right of refusal to purchase the wells or the interest under like terms and conditions. If the other party elects not to purchase the interest, then the selling party may sell, transfer and assign said interest to the third party.

10. It is understood that National and Trans Energy will be responsible for the payment of all delay rentals due on the leases from the date of this agreement.

         This Agreement sets forth the understandings and agreements of the parties hereto and shall be binding upon and inure to their respective successors or assigns.


         NATIONAL GULF PRODUCTION , INC.        TRANS ENERGY, INC.



         By: _____________________________      By_____________________________
               Tom Hollingsworth,
               President

                                                EXHIBIT A



         REMIS W. and MARYLIN D. SCHNEIDER                      1840 acres
         ---------------------------------

         N/2 and SW/4 of Section 19-14S-22W except a Tract, SE/4 of Section 2-14S-23W, SW/4 of Section 10-14S-23W, N/2 and SE/4 of Section 10-14S-23W, N/2 of the NE/4 of Section 11-14S-23W, S/2 of Section 14-14S-23W less a Tract, NW/4 of Section 15-14S-23W of the 6th P.M., Trego County, Kansas



         KARLYNN K. YANKE,f/k/a KARLYNN K. FABRIZIUS and ALBERT YANKE
         ------------------------------------------------------------

                                                                 320 acres

         West Half (W/2) of Section Twenty-five (25), Township Thirteen (13) South, Range Twenty-three (23) West of the 6th P.M., Trego County, Kansas

         RONALD R. LYNN and CONSTANCE ANN  LYNN                  320 acres
         --------------------------------------

         North Half (N/2) of Section Thirty-five (35), Township Thirteen (13) South, Range Twenty- three (23) West of the 6th P.M., Trego County, Kansas

         LAURA M. SCHNEIDER                                      480 acres
         ------------------

         NW/4 and NE/4 and SW/4 of Section 36-13S-23W of the 6th P.M., Trego County, Kansas


         WILMA A. PEIL, TRUSTEE                                  160 acres
         ----------------------

         SW/4 of Section 2-14S-23W of the 6th P.M., Trego County, Kansas



                                                                  3,120 acres